Exhibit 99.1

PRESS RELEASE

Merchants Bancorp Reports Third Quarter 2024 Results

For Release October 28, 2024

•	Third quarter 2024 net income of $61.3 million, decreased 25% compared to third quarter of 2023 and decreased 20% compared to the second quarter 2024, reflecting unfavorable fair market value adjustments to derivatives and servicing rights, and an increase in specific reserves on loans as part of the allowance for credit losses.

•	Third quarter 2024 diluted earnings per common share of $1.17 decreased 30% compared to the third quarter of 2023 and decreased 21% compared to the second quarter of 2024.

•	Unfavorable fair market value adjustments to interest rate floor derivatives on loans and servicing rights of $7.7 million and $6.7 million, respectively, negatively impacted results during the third quarter of 2024 by approximately $0.24 per diluted common share.

•	Total assets of $18.7 billion surpassed any level previously reported by the Company, increasing 2% compared to June 30, 2024, and increasing 10% compared to December 31, 2023.

•	Tangible book value per common share reached a record-high of $32.38 and increased 25% compared to $25.82 in the third quarter of 2023 and increased 4% compared to $31.27 in the second quarter of 2024.

•	As of September 30, 2024, the Company had $5.1 billion in unused borrowing capacity with the Federal Home Loan Bank and the Federal Reserve Discount window, representing 27% of total assets.

•	The Company’s most liquid assets are in unrestricted cash, short-term investments, including interest-earning demand deposits, mortgage loans in process of securitization, loans held for sale, and warehouse repurchase agreements included in loans receivable. Taken together, with unused borrowing capacity, these totaled $11.1 billion, or 59%, of the $18.7 billion in total assets as of September 30, 2024.

•	Loans receivable of $10.3 billion, net of allowance for credit losses on loans, decreased $671.3 million, or 6%, compared to June 30, 2024, and increased $134.1 million, or 1%, compared to December 31, 2023.

•	In September 2024 the Company sold $629 million of healthcare bridge loans into a private securitization via a real estate mortgage investment conduit (REMIC). As part of the transaction, the Company purchased a $535 million senior investment security that is classified as held to maturity and carries an 80% lower capital requirement than bridge loans.

CARMEL, Indiana – (PR Newswire) - Merchants Bancorp (the “Company” or “Merchants”) (Nasdaq: MBIN), parent company of Merchants Bank, today reported third quarter 2024 net income of $61.3 million, or diluted earnings per common share of $1.17. This compared to $81.5 million, or diluted earnings per common share of $1.68 in the third quarter of 2023, and compared to $76.4 million, or diluted earnings per common share of $1.49 in the second quarter of 2024.

“Despite a few isolated credit issues and unfavorable fair market value adjustments related to derivatives and servicing rights, our quarterly results underscore the robust, underlying strength of our core businesses. We surpassed several previous records, reaching $18.7 billion in assets and increasing our tangible book value to $32.38, a 25% rise from the prior year. The declining interest rate environment also positions us well to capitalize on promising growth opportunities across various aspects of our operations,” said Michael F. Petrie, Chairman and CEO of Merchants.

Michael J. Dunlap, President and Chief Operating Officer of Merchants, added, “We remain at the forefront of effective capital management, successfully executing another credit risk transfer transaction this quarter through the securitization of $629 million in healthcare loans. This strategy not only protects us from potential credit losses, but also enables us to efficiently deploy capital for our future growth initiatives.”

Net income of $61.3 million for the third quarter 2024 decreased by $20.2 million, or 25%, compared to the third quarter of 2023, primarily driven by:

•	a $15.4 million, or 13%, increase in net interest income,

•	a $6.0 million, or 56%, increase in gain on sale of loans,

•	a $5.0 million, or 20%, decrease in provision for income taxes,

•	an $18.9 million, or 109%, decrease in loan servicing fees, primarily due to negative fair market value adjustments to servicing rights,

•	an $18.4 million, or 43%, increase in noninterest expense, primarily driven by salaries and employee benefits that reflected higher commissions on higher production volume, increases in deposit insurance expenses, and ongoing premium expense associated with the credit default swap,

•	a $5.6 million decrease in other income, reflecting negative fair market value adjustments to derivatives, and

•	a $2.9 million, or 72%, increase in the provision for credit losses primarily related to increased specific reserves.

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Net income of $61.3 million for the third quarter 2024 decreased by $15.1 million, or 20%, compared to the second quarter of 2024, primarily driven by:

•	a $5.6 million, or 50%, increase in gain on sale of loans,

•	a $4.7 million, or 4%, increase in net interest income,

•	a $3.1 million, or 31%, decrease in the provision for credit losses,

•	a $2.7 million, or 12%, decrease in provision for income taxes,

•	a $12.3 million, or 114%, decrease in loan servicing fees, primarily due to negative fair market value adjustments to servicing rights,

•	a $10.9 million, or 22%, increase in noninterest expense, primarily driven by salaries and employee benefits that reflected higher commissions on higher production volume and increases in deposit insurance expenses, and

•	a $6.5 million decrease in other income, reflecting negative fair market value adjustments to derivatives.

Total Assets

Total assets of $18.7 billion at September 30, 2024 increased $440.6 million, or 2%, compared to June 30, 2024, and increased $1.7 billion, or 10%, compared to December 31, 2023. The increase compared to December 31, 2023 was primarily due to growth in loans held for sale and in the warehouse, and multi-family loan portfolios. There was also an increase in securities held to maturity compared to December 31, 2023, primarily due to the purchase of a security representing healthcare loans sold into a securitization in the third quarter of 2024 that was offset by a decline in loans in the healthcare portfolio that were sold into the securitization.

Return on average assets was 1.34% for the third quarter of 2024 compared to 2.03% for the third quarter of 2023 and 1.72% for the second quarter of 2024.

Asset Quality

The allowance for credit losses on loans of $84.5 million, as of September 30, 2024, increased $3.5 million, or 4%, compared to June 30, 2024, and increased $12.8 million, or 18%, compared to December 31, 2023. The increase compared to June 30, 2024 was primarily due to an $8.0 million increase in specific reserves, primarily related to two customers, that was partially offset by lower loan balances due to the securitization of healthcare loans, which reduced the allowance by approximately $4.4 million.

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The $84.5 million allowance for credit losses on loans as of September 30, 2024, compared to the net charge-offs of $6.7 million over the last twelve months ended September 30, 2024, could absorb 13 years of losses if recent loss levels continued into the future.

The Company recorded charge-offs for three customers, primarily in the multi-family loan portfolio, for $2.1 million, and recorded $7,000 of recoveries during the third quarter 2024. This compares to $21,000 in charge-offs and $31,000 in recoveries during the third quarter of 2023 and to $3.5 million in charge-offs and $15,000 of recoveries in the second quarter of 2024.

As of September 30, 2024, non-performing loans were $210.9 million, or 2.04% of gross loans receivable, compared to $143.5 million, or 1.30%, as of June 30, 2024, and $82.0 million, or 0.80%, as of December 31, 2023. The increase in non-performing loans compared to both periods was primarily driven by multi-family and healthcare customers with delinquent payments on variable rate loans that have required higher payments largely due to elevated interest rates. The increase was also attributable to the financial deterioration of a few sponsors. Credit quality is expected to improve with recent reductions in interest rates. After six months of consecutive loan performance, the loans are placed back on accrual status.

All substandard loans as of September 30, 2024 have been evaluated for impairment and these loans have specific reserves of $19.2 million, including $8.0 million added during the third quarter of 2024. Although there has been an increase in adversely classified loans, asset values remain strong overall and loans are well-collateralized.

In addition to elevated reserves for credit losses on loans, the Company has been making additional efforts to minimize its credit risk through loan sale and securitization activities since 2019. In April 2023 and March 2024, the Company strategically entered into credit protection arrangements through a credit linked note and credit default swap, respectively, for $1.7 billion in loans to reduce our risk of losses with incremental coverage of approximately 14% on those covered loans. The balance of loans in those covered portfolios as of September 30, 2024 was $1.3 billion.

Securities Available for Sale

Total securities available for sale of $953.1 million as of September 30, 2024 decreased $64.0 million, or 6%, compared to June 30, 2024, and decreased $160.6 million, or 14%, compared to December 31, 2023. The decreases were primarily due to maturities, sales, and repayments, as well as fair value adjustments that were partially offset by purchases. As of September 30, 2024, Accumulated Other Comprehensive Income (“AOCI”) of $0.1 million, related to securities available for sale, increased $0.6 million, or 119%, compared to June 30, 2024, and increased $2.6 million, or 104%, compared to December 31, 2023.

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Securities Held to Maturity

Total securities held to maturity of $1.8 billion as of September 30, 2024 increased $463.9 million, or 36%, compared to June 30, 2024, and increased $550.8 million, or 46%, compared to December 31, 2023. The increases were primarily due to purchases of senior investment securities backed by residential and healthcare loans purchased as part of credit risk transfer securitization transactions originated by the Company.

Total Deposits

Total deposits of $12.9 billion at September 30, 2024 decreased $2.0 billion, or 14%, compared to June 30, 2024, and decreased $1.2 billion, or 8%, compared to December 31, 2023. The change compared to both periods was driven by decreases in certificates of deposit accounts. The changes reflected decreases in brokered deposits that were partially offset by growth in core deposits.

Core deposits of $10.1 billion at September 30, 2024 increased $1.3 billion, or 15%, from June 30, 2024 and increased $2.0 billion, or 25%, from December 31, 2023. Core deposits represented 78% of total deposits at September 30, 2024, 59% of total deposits at June 30, 2024, and 58% of total deposits at December 31, 2023.

Total brokered deposits of $2.8 billion at September 30, 2024 decreased $3.3 billion, or 54%, from June 30, 2024 and decreased $3.2 billion, or 53%, from December 31, 2023. As of September 30, 2024, brokered certificates of deposit had a weighted average remaining duration of 56 days.

Liquidity

Cash balances of $601.9 million as of September 30, 2024 increased by $61.0 million compared to June 30, 2024 and increased by $17.5 million compared to December 31, 2023. The Company continues to have significant borrowing capacity, with unused lines of credit totaling $5.1 billion as of September 30, 2024 compared to $7.0 billion at June 30, 2024 and $6.0 billion at December 31, 2023. Furthermore, its $3.2 billion line of credit with the Federal Reserve Bank of Chicago alone could fund 120% of its uninsured deposits, which represented approximately 20% of total deposits as of September 30, 2024.

This liquidity enhances the ability to effectively manage interest expense and asset levels in the future. Additionally, the Company’s business model is designed to continuously sell or securitize a significant portion of its loans, which provides flexibility in managing its liquidity.

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Comparison of Operating Results for the Three Months Ended

September 30, 2024 and 2023

Net Interest Income of $132.8 million increased $15.4 million, or 13%, compared to $117.4 million, primarily reflecting an increase in average balances on loans and loans held for sale, which were partially offset by higher average balances on borrowings.

•	Net interest margin of 2.99% remained unchanged. The margin was negatively impacted by 6 basis points in the third quarter of 2024 from the net reversal of $2.9 million in accrued interest income associated with the movement of loans into nonaccrual status.

•	Interest rate spread of 2.43% decreased 1 basis point compared to 2.44%.

Interest Income of $338.9 million increased $42.3 million, or 14%, primarily reflecting an increase in average balances of loans and loans held for sale, as well as increased average yields and balances on securities available for sale.

•	Average balances of $14.6 billion for loans and loans held for sale increased 9% compared to $13.4 billion.

•	Average yields on securities available for sale of 5.84% increased 210 basis points compared to 3.74%.

•	Average balances of $1.0 billion for securities available for sale increased $354.6 million, or 54%, compared to $656.6 million.

Interest Expense of $206.1 million increased $26.9 million, or 15%, compared to $179.2 million. The increase reflected higher average balances on borrowings and interest-bearing checking accounts, partially offset by lower average rates on borrowings and lower average balances on certificates of deposit.

•	Average balances of $2.5 billion for borrowings increased $1.8 billion, or 254%, compared to $711.9 million.

•	Average balances of $5.3 billion for interest-bearing checking increased 9% compared to $4.9 billion.

•	Average interest rates of 6.39% for borrowings decreased 271 basis points compared to 9.10%.

•	Average interest rates of 5.47% for certificates of deposit increased 13 basis points compared to 5.34%.

Noninterest Income of $16.7 million decreased $19.3 million, or 54%, compared to $36.1 million, primarily due to a $18.9 million, or 109%, decrease in net loan servicing fees and a $5.6 million, or 152%, decrease in other income, partially offset by a $6.0 million, or 56%, increase in gain on sale of loans.

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•	Loan servicing fees included a $6.7 million negative fair market value adjustment to servicing rights, with a $1.6 million negative adjustment in the Banking segment and a $5.1 million negative adjustment in the Multi-family Mortgage Banking segment. This compared to a $11.6 million positive fair market value adjustment to servicing rights in the prior period with a $1.2 million positive adjustment in the Banking segment and a $10.4 million positive adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

•	Other income included a $7.7 million negative fair market value adjustment to derivatives that didn’t occur in the prior comparative period.

•	Gain on sale of loans increased $6.0 million, reflecting higher volume in the multi-family loan portfolio.

Noninterest Expense of $61.3 million increased $18.4 million, or 43%, compared to $42.9 million, primarily due to increases in salaries and employee benefits that reflected higher commissions on higher production volume, as well as a $5.4 million, or 152%, increase in deposit insurance expenses. The higher noninterest expense also reflected a $3.4 million increase in other expenses primarily associated with ongoing premium expense for the credit default swap that was executed in March 2024.

•	The efficiency ratio of 41.00% increased 1,303 basis points compared to 27.97%.

Comparison of Operating Results for the Three Months Ended

September 30, 2024 and June 30, 2024

Net Interest Income of $132.8 million increased $4.7 million, or 4%, compared to $128.1 million, primarily due to higher average balances on borrowings at lower average interest rates that were partially offset by lower average balances on certificates of deposit at higher average interest rates. Higher average balances on loans and loans held for sale also contributed to the higher net interest income.

•	Net interest margin of 2.99% remain unchanged. The margin was negatively impacted by 6 basis points in the third quarter of 2024 from the net reversal of $2.9 million in accrued interest income associated with the movement of loans into nonaccrual status. This compared to 6 basis points, or $2.5 million in accrued interest income in the second quarter of 2024.

•	Interest rate spread of 2.43% decreased 2 basis points compared to 2.45%.

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Interest Income of $338.9 million increased $10.7 million, or 3%, reflecting an increase in average balances on loans and loans held for sale and securities held to maturity, as well as increased average yields in interest earning deposits and other interest or dividends.

•	Average balances of $14.6 billion for loans and loans held for sale increased 2% compared to $14.3 billion.

•	Average balances of $1.3 billion for securities held to maturity increased 11% compared to $1.2 billion.

•	Average yields on interest earning deposits and other interest or dividends of 6.30% increased 59 basis points compared to 5.71%.

Interest Expense of $206.1 million increased 3% compared to $200.2 million. The increase was primarily driven by higher average balances on borrowings at lower average rates, as well as higher average balances of interest-bearing checking accounts. These were partially offset by lower average balances on certificates of deposits.

•	Average balances of $2.5 billion for borrowings increased $1.5 billion, or 144%, compared to $1.0 billion.

•	Average interest rates of 6.39% for borrowings decreased 161 basis points compared to 8.00%.

•	Average balances of $5.3 billion for interest-bearing checking accounts increased $363.8 million, or 7%, compared to $4.9 billion.

•	Average balances of $5.0 billion for certificate of deposit accounts decreased $1.5 billion, or 23%, compared to $6.5 billion.

Noninterest Income of $16.7 million decreased 47%, compared $31.4 million, primarily due to a $12.3 million, or 114%, decrease in net loan servicing fees, a $6.5 million, or 142%, decrease in other income that was partially offset by an increase of $5.6 million in gain on sale of loans.

•	Loan servicing fees included a $6.7 million negative fair market value adjustment to servicing rights, with a $1.6 million negative adjustment in the Banking segment and a $5.1 million negative adjustment in the Multi-family Mortgage Banking segment. This compared to a $5.1 million positive fair market value adjustment to servicing rights in the prior period, with a $0.6 million positive adjustment in the Banking segment and a $4.5 million positive adjustment in the Multi-family Mortgage Banking segment. The value of servicing rights generally increases in rising interest rate environments and declines in falling interest rate environments due to expected prepayments and earning rates on escrow deposits.

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•	Other income included a $7.7 million negative fair market value adjustment to derivatives compared to a $0.2 million positive fair market value adjustment to derivatives in the second quarter of 2024.

•	Gain on sale of loans increased $5.6 million reflecting higher volume in the multi-family loan portfolio.

Noninterest Expense of $61.3 million increased $10.9 million, or 22%, compared to $50.4 million, primarily driven by a $6.8 million, or 24%, increase in salaries and employee benefits reflecting higher commissions on higher production volume, and a $3.4 million increase in deposit insurance expenses.

•	The efficiency ratio of 41.00% increased 941 basis points compared to 31.59%.

About Merchants Bancorp

Ranked as a top performing U.S. public bank by S&P Global Market Intelligence, Merchants Bancorp is a diversified bank holding company headquartered in Carmel, Indiana operating multiple segments, including Multi-family Mortgage Banking that primarily offers multi-family housing and healthcare facility financing and servicing (through this segment it also serves as a syndicator of low-income housing tax credit and debt funds); Mortgage Warehousing that offers mortgage warehouse financing, commercial loans, and deposit services; and Banking that offers retail and correspondent residential mortgage banking, agricultural lending, and traditional community banking. Merchants Bancorp, with $18.7 billion in assets and $12.9 billion in deposits as of September 30, 2024, conducts its business primarily through its direct and indirect subsidiaries, Merchants Bank of Indiana, Merchants Capital Corp., Merchants Capital Investments, LLC, Merchants Capital Servicing, LLC, Merchants Asset Management, LLC, and Merchants Mortgage, a division of Merchants Bank of Indiana. For more information and financial data, please visit Merchants’ Investor Relations page at investors.merchantsbancorp.com.

Forward-Looking Statements

This press release contains forward-looking statements which reflect management’s current views with respect to, among other things, future events and financial performance. These statements are often, but not always, made through the use of words or phrases such as "may," "might," "should," "could," "predict," "potential," "believe," "expect," "continue," "will," "anticipate," "seek," "estimate," "intend," "plan," "projection," "goal," "target," "outlook," "aim," "would," "annualized" and "outlook," or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, management cautions that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated in these forward-looking statements, including the impacts of factors identified in "Risk Factors" or "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K and other periodic filings with the Securities and Exchange Commission. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

MEDIA CONTACT: REBECCA MARSH

Merchants Bancorp

Phone: (317) 805-4356

Email: rmarsh@bankmerchants.com

INVESTOR CONTACT: SEAN SIEVERS

Merchants Bancorp

Phone: (317) 663-5197

Email: ssievers@bankmerchants.com

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Consolidated Balance Sheets

(Unaudited)

(In thousands, except share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2024	2024	2024	2023	2023
Assets
Cash and due from banks	$12,214	$10,242	$17,924	$15,592	$10,633
Interest-earning demand accounts	589,692	530,640	490,831	568,830	396,605
Cash and cash equivalents	601,906	540,882	508,755	584,422	407,238
Securities purchased under agreements to resell	3,279	3,304	3,329	3,349	3,385
Mortgage loans in process of securitization	430,966	209,244	142,629	110,599	476,047
Securities available for sale ($682,975, $682,774, $700,640 and $722,497 utilizing fair value option at September 30, 2024, June 30, 2024, March 31, 2024 and December 31, 2023)	953,063	1,017,019	1,061,288	1,113,687	624,586
Securities held to maturity ($1,756,203, $1,291,960, $1,176,178, $1,203,535 and $1,010,745 at fair value, respectively)	1,755,047	1,291,110	1,175,167	1,204,217	1,012,801
Federal Home Loan Bank (FHLB) stock and other equity securities	184,050	67,499	64,215	48,578	48,219
Loans held for sale (includes $91,084, $102,873, $84,513, $86,663 and $90,875 at fair value, respectively)	3,808,234	3,483,076	3,503,131	3,144,756	3,477,036
Loans receivable, net of allowance for credit losses on loans of $84,549, $81,028, $75,712, $71,752 and $66,864, respectively	10,261,890	10,933,189	10,690,513	10,127,801	9,910,681
Premises and equipment, net	53,161	46,833	42,450	42,342	36,730
Servicing rights	177,327	178,776	172,200	158,457	162,141
Interest receivable	86,612	90,360	90,303	91,346	78,401
Goodwill	8,014	8,014	8,014	15,845	15,845
Other assets and receivables	329,427	343,116	360,582	307,117	242,126
Total assets	$18,652,976	$18,212,422	$17,822,576	$16,952,516	$16,495,236
Liabilities and Shareholders' Equity
Liabilities
Deposits
Noninterest-bearing	$311,386	$383,260	$319,872	$520,070	$287,846
Interest-bearing	12,580,501	14,533,807	13,655,789	13,541,390	12,719,492
Total deposits	12,891,887	14,917,067	13,975,661	14,061,460	13,007,338
Borrowings	3,568,721	1,159,206	1,835,985	964,127	1,654,075
Deferred and current tax liabilities, net	19,530	25,098	43,935	19,923	18,006
Other liabilities	233,731	222,904	190,527	205,922	183,102
Total liabilities	16,713,869	16,324,275	16,046,108	15,251,432	14,862,521
Commitments and Contingencies
Shareholders' Equity
Common stock, without par value
Authorized - 75,000,000 shares
Issued and outstanding - 45,764,023 shares, 45,757,567 shares, 43,354,718 shares, 43,242,928 shares and 43,240,212 shares	239,448	238,492	139,950	140,365	139,609
Preferred stock, without par value - 5,000,000 total shares authorized
7% Series A Preferred stock - $25 per share liquidation preference
Authorized - no shares at September 30, 2024 or June 30, 2024 and 3,500,000 shares at March 31, 2024 and all prior periods presented
Issued and outstanding - no shares at September 30, 2024 or June 30, 2024 and 2,081,800 shares at March 31, 2024 and all prior periods presented	—	—	50,221	50,221	50,221
6% Series B Preferred stock - $1,000 per share liquidation preference
Authorized - 125,000 shares
Issued and outstanding - 125,000 shares (equivalent to 5,000,000 depositary shares)	120,844	120,844	120,844	120,844	120,844
6% Series C Preferred stock - $1,000 per share liquidation preference
Authorized - 200,000 shares
Issued and outstanding - 196,181 shares (equivalent to 7,847,233 depositary shares)	191,084	191,084	191,084	191,084	191,084
8.25% Series D Preferred stock - $1,000 per share liquidation preference
Authorized - 300,000 shares
Issued and outstanding - 142,500 shares (equivalent to 5,700,000 depositary shares)	137,459	137,459	137,459	137,459	137,459
Retained earnings	1,250,176	1,200,778	1,138,083	1,063,599	998,252
Accumulated other comprehensive income (loss)	96	(510)	(1,173)	(2,488)	(4,754)
Total shareholders' equity	1,939,107	1,888,147	1,776,468	1,701,084	1,632,715
Total liabilities and shareholders' equity	$18,652,976	$18,212,422	$17,822,576	$16,952,516	$16,495,236

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q24	3Q24
	2024	2024	2023	vs. 2Q24	vs. 3Q23
Interest Income
Loans	$290,259	$284,421	$266,561	2%	9%
Mortgage loans in process of securitization	4,062	3,044	2,583	33%	57%
Investment securities:
Available for sale	14,855	14,784	6,182	—	140%
Held to maturity	22,081	19,799	17,427	12%	27%
FHLB stock and other equity securities (dividends)	3,128	1,277	572	145%	447%
Other	4,543	4,948	3,351	-8%	36%
Total interest income	338,928	328,273	296,676	3%	14%
Interest Expense
Deposits	165,675	179,651	162,906	-8%	2%
Borrowed funds	40,432	20,503	16,334	97%	148%
Total interest expense	206,107	200,154	179,240	3%	15%
Net Interest Income	132,821	128,119	117,436	4%	13%
Provision for credit losses	6,898	9,965	4,014	-31%	72%
Net Interest Income After Provision for Credit Losses	125,923	118,154	113,422	7%	11%
Noninterest Income
Gain on sale of loans	16,731	11,168	10,758	50%	56%
Loan servicing fees, net	(1,509)	10,827	17,384	-114%	-109%
Mortgage warehouse fees	1,620	1,524	1,858	6%	-13%
Syndication and asset management fees	1,834	3,233	2,368	-43%	-23%
Other income	(1,934)	4,599	3,700	-142%	-152%
Total noninterest income	16,742	31,351	36,068	-47%	-54%
Noninterest Expense
Salaries and employee benefits	35,218	28,373	27,052	24%	30%
Loan expense	1,114	993	1,038	12%	7%
Occupancy and equipment	2,231	2,239	2,196	—	2%
Professional fees	3,439	3,556	2,555	-3%	35%
Deposit insurance expense	8,981	5,579	3,568	61%	152%
Technology expense	2,068	1,859	1,609	11%	29%
Other expense	8,267	7,781	4,912	6%	68%
Total noninterest expense	61,318	50,380	42,930	22%	43%
Income Before Income Taxes	81,347	99,125	106,560	-18%	-24%
Provision for income taxes	20,074	22,732	25,056	-12%	-20%
Net Income	$61,273	$76,393	$81,504	-20%	-25%
Dividends on preferred stock	(7,757)	(7,757)	(8,668)	—	-11%
Impact of preferred stock redemption	—	(1,823)	—	100%	—
Net Income Available to Common Shareholders	$53,516	$66,813	$72,836	-20%	-27%
Basic Earnings Per Share	$1.17	$1.50	$1.68	-22%	-30%
Diluted Earnings Per Share	$1.17	$1.49	$1.68	-21%	-30%
Weighted-Average Shares Outstanding
Basic	45,759,667	44,569,345	43,238,724
Diluted	45,910,052	44,698,324	43,351,208

Consolidated Statement of Income

(Unaudited)

(In thousands, except share data)

	Nine Months Ended
	September 30,	September 30,
	2024	2023	Change
Interest Income
Loans	$846,678	$684,743	24%
Mortgage loans in process of securitization	8,826	7,358	20%
Investment securities:
Available for sale	44,027	14,012	214%
Held to maturity	62,402	50,492	24%
FHLB stock and other equity securities (dividends)	5,249	1,470	257%
Other	14,192	7,964	78%
Total interest income	981,374	766,039	28%
Interest Expense
Deposits	516,348	405,149	27%
Borrowed funds	77,030	37,144	107%
Total interest expense	593,378	442,293	34%
Net Interest Income	387,996	323,746	20%
Provision for credit losses	21,589	33,484	-36%
Net Interest Income After Provision for Credit Losses	366,407	290,262	26%
Noninterest Income
Gain on sale of loans	37,255	28,841	29%
Loan servicing fees, net	28,720	28,360	1%
Mortgage warehouse fees	4,126	5,751	-28%
Loss on sale of investments available for sale (1)	(108)	—	-100%
Syndication and asset management fees	10,370	7,476	39%
Other income	8,604	9,786	-12%
Total noninterest income	88,967	80,214	11%
Noninterest Expense
Salaries and employee benefits	93,187	74,922	24%
Loan expense	3,063	2,749	11%
Occupancy and equipment	6,707	6,884	-3%
Professional fees	11,094	8,547	30%
Deposit insurance expense	19,685	9,552	106%
Technology expense	5,781	4,757	22%
Other expense	21,093	14,611	44%
Total noninterest expense	160,610	122,022	32%
Income Before Income Taxes	294,764	248,454	19%
Provision for income taxes (2)	70,044	46,693	50%
Net Income	$224,720	$201,761	11%
Dividends on preferred stock	(24,181)	(26,003)	-7%
Impact of preferred stock redemption	(1,823)	—	-100%
Net Income Available to Common Shareholders	$198,716	$175,758	13%
Basic Earnings Per Share	$4.46	$4.07	10%
Diluted Earnings Per Share	$4.45	$4.06	10%
Weighted-Average Shares Outstanding
Basic	44,549,432	43,218,125
Diluted	44,696,107	43,317,343

(1) Includes $(108) and $0 respectively, related to accumulated other comprehensive earnings reclassifications.

(2) Includes $26 and $0 respectively, related to income tax benefit for reclassification items.

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q24		3Q24
	2024	2024	2023	vs. 2Q24		vs. 3Q23
Noninterest expense	$61,318	$50,380	$42,930	22%		43%

Net interest income (before provision for credit losses)	132,821	128,119	117,436	4%		13%
Noninterest income	16,742	31,351	36,068	-47%		-54%
Total income	$149,563	$159,470	$153,504	-6%		-3%

Efficiency ratio	41.00%	31.59%	27.97%	941	bps	1,303	bps

Average assets	$18,311,393	$17,814,191	$16,031,015	3%		14%
Net income	61,273	76,393	81,504	-20%		-25%
Return on average assets before annualizing	0.33%	0.43%	0.51%
Annualization factor	4.00	4.00	4.00
Return on average assets	1.34%	1.72%	2.03%	(38	)bps	(69	)bps

Return on average tangible common shareholders' equity (1)	14.43%	19.55%	26.69%	(512	)bps	(1,226	)bps

Tangible book value per common share (1)	$32.38	$31.27	$25.82	4%		25%

Tangible common shareholders' equity/tangible assets (1)	7.95%	7.86%	6.78%	9	bps	117	bps

Consolidated ratios
Total capital/risk-weighted assets(2)	12.4%	12.0%	11.5%
Tier I capital/risk-weighted assets(2)	11.7%	11.4%	10.9%
Common Equity Tier I capital/risk-weighted assets(2)	9.0%	8.7%	7.6%
Tier I capital/average assets(2)	10.5%	10.6%	10.1%

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

(2) As defined by regulatory agencies; September 30, 2024 shown as estimates and prior periods shown as reported.

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common shareholders' equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total equity.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common shareholders' equity by the number of shares outstanding.

	Three Months Ended			Change
	September 30,	June 30,	September 30,	3Q24		3Q24
	2024	2024	2023	vs. 2Q24		vs. 3Q23
Net income	$61,273	$76,393	$81,504	-20%		-25%
Less: preferred stock dividends	(7,757)	(7,757)	(8,668)	—		-11%
Less: preferred stock redemption	-	(1,823)	-	-100%		—
Net income available to common shareholders	$53,516	$66,813	$72,836	-20%		-27%

Average shareholders' equity	$1,941,026	$1,824,730	$1,607,779	6%		21%
Less: average goodwill & intangibles	(8,092)	(8,140)	(16,742)	-1%		-52%
Less: average preferred stock	(449,387)	(449,387)	(499,608)	—		-10%
Average tangible common shareholders' equity	$1,483,547	$1,367,203	$1,091,429	9%		36%

Annualization factor	4.00	4.00	4.00
Return on average tangible common shareholders' equity	14.43%	19.55%	26.69%	(512	)bps	(1,226	)bps

Total equity	$1,939,107	$1,888,147	$1,632,715	3%		19%
Less: goodwill and intangibles	(8,079)	(8,108)	(16,676)	—		-52%
Less: preferred stock	(449,387)	(449,387)	(499,608)	—		-10%
Tangible common shareholders' equity	$1,481,641	$1,430,652	$1,116,431	4%		33%

Assets	$18,652,976	$18,212,422	$16,495,236	2%		13%
Less: goodwill and intangibles	(8,079)	(8,108)	(16,676)	—		-52%
Tangible assets	$18,644,897	$18,204,314	$16,478,560	2%		13%

Ending common shares	45,764,023	45,757,567	43,240,212

Tangible book value per common share	$32.38	$31.27	$25.82	4%		25%
Tangible common shareholders' equity/tangible assets	7.95%	7.86%	6.78%	9	bps	117	bps

Key Operating Results

(Unaudited)

($ in thousands, except share data)

	Nine Months Ended
	September 30,	September 30,
	2024	2023	Change
Noninterest expense	$160,610	$122,022	32%

Net interest income (before provision for credit losses)	387,996	323,746	20%
Noninterest income	88,967	80,214	11%
Total income	$476,963	$403,960	18%

Efficiency ratio	33.67%	30.21%	346	bps

Average assets	$17,642,004	$14,541,523	21%
Net income	224,720	201,761	11%
Return on average assets before annualizing	1.27%	1.39%
Annualization factor	1.33	1.33
Return on average assets	1.69%	1.85%	(16	)bps

Return on average tangible common shareholders' equity (1)	19.39%	22.61%	(322	)bps

Tangible book value per common share (1)	$32.38	$25.82	25%

Tangible common shareholders' equity/tangible assets (1)	7.95%	6.78%	117	bps

(1) Non-GAAP financial measure - see "Reconciliation of Non-GAAP Measures" below:

Certain non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company's financial condition, results of operations and cash flows computed in accordance with GAAP; however, they do have a number of limitations.  As such, the reader should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable  to non-GAAP financial measures that other companies use.  A reconciliation of GAAP to non-GAAP financial measures is below.  Net Income Available to Common Shareholders excludes preferred stock.  Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets and preferred stock from the calculation of total assets.  Tangible Assets is calculated by excluding the balance of goodwill and intangible assets.  Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding.

	Nine Months Ended
	September 30,	September 30,
	2024	2023	Change
Net income	$224,720	$201,761	11%
Less: preferred stock dividends	(24,181)	(26,003)	-7%
Less: preferred stock redemption	(1,823)	-	-100%
Net income available to common shareholders	$198,716	$175,758	13%

Average shareholders' equity	$1,838,182	$1,550,196	19%
Less: average goodwill & intangibles	(8,906)	(16,859)	-47%
Less: average preferred stock	(466,066)	(499,608)	-7%
Average tangible common shareholders' equity	$1,363,210	$1,033,729	32%

Annualization factor	1.33	1.33
Return on average tangible common shareholders' equity	19.39%	22.61%	(322	)bps

Total equity	$1,939,107	$1,632,715	19%
Less: goodwill and intangibles	(8,079)	(16,676)	-52%
Less: preferred stock	(449,387)	(499,608)	-10%
Tangible common shareholders' equity	$1,481,641	$1,116,431	33%

Assets	$18,652,976	$16,495,236	13%
Less: goodwill and intangibles	(8,079)	(16,676)	-52%
Tangible assets	$18,644,897	$16,478,560	13%

Ending common shares	45,764,023	43,240,212

Tangible book value per common share	$32.38	$25.82	25%
Tangible common shareholders' equity/tangible assets	7.95%	6.78%	117	bps

Merchants Bancorp

Average Balance Analysis

($ in thousands)

(Unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets:

Interest-earning deposits, and other interest or dividends	$484,712	$7,671	6.30%	$438,445	$6,225	5.71%	$259,630	$3,923	5.99%
Securities available for sale	1,011,146	14,855	5.84%	1,039,388	14,784	5.72%	656,561	6,182	3.74%
Securities held to maturity	1,288,466	22,081	6.82%	1,160,170	19,799	6.86%	1,040,070	17,427	6.65%
Mortgage loans in process of securitization	308,362	4,062	5.24%	234,706	3,044	5.22%	208,767	2,583	4.91%
Loans and loans held for sale	14,603,750	290,259	7.91%	14,347,165	284,421	7.97%	13,399,854	266,561	7.89%
Total interest-earning assets	17,696,436	338,928	7.62%	17,219,874	328,273	7.67%	15,564,882	296,676	7.56%
Allowance for credit losses on loans	(81,178)			(76,456)			(63,449)
Noninterest-earning assets	696,135			670,773			529,582

Total assets	$18,311,393			$17,814,191			$16,031,015

Liabilities & Shareholders' Equity:

Interest-bearing checking	$5,297,908	62,603	4.70%	$4,935,123	58,128	4.74%	$4,882,727	58,642	4.76%
Savings deposits	145,305	17	0.05%	145,262	19	0.05%	241,861	340	0.56%
Money market	2,816,906	33,858	4.78%	2,788,335	33,207	4.79%	2,798,325	33,235	4.71%
Certificates of deposit	5,032,159	69,197	5.47%	6,535,651	88,297	5.43%	5,255,573	70,689	5.34%
Total interest-bearing deposits	13,292,278	165,675	4.96%	14,404,371	179,651	5.02%	13,178,486	162,906	4.90%

Borrowings	2,518,405	40,432	6.39%	1,031,180	20,503	8.00%	711,948	16,334	9.10%
Total interest-bearing liabilities	15,810,683	206,107	5.19%	15,435,551	200,154	5.22%	13,890,434	179,240	5.12%

Noninterest-bearing deposits	327,930			331,246			333,155
Noninterest-bearing liabilities	231,754			222,664			199,647
Total liabilities	16,370,367			15,989,461			14,423,236

Shareholders' equity	1,941,026			1,824,730			1,607,779

Total liabilities and shareholders' equity	$18,311,393			$17,814,191			$16,031,015

Net interest income		$132,821			$128,119			$117,436

Net interest spread			2.43%			2.45%			2.44%

Net interest-earning assets	$1,885,753			$1,784,323			$1,674,448

Net interest margin			2.99%			2.99%			2.99%

Average interest-earning assets to average interest-bearing liabilities			111.93%			111.56%			112.05%

Supplemental Results

(Unaudited)

($ in thousands)

	Net Income			Net Income
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Segment
Multi-family Mortgage Banking	$8,068	$9,037	$14,685	$33,714	$27,893
Mortgage Warehousing	15,940	22,270	19,926	58,400	47,163
Banking	44,983	52,378	52,445	153,786	144,402
Other	(7,718)	(7,292)	(5,552)	(21,180)	(17,697)
Total	$61,273	$76,393	$81,504	$224,720	$201,761

	Total Assets
	September 30, 2024		June 30, 2024		December 31, 2023
	Amount	%	Amount	%	Amount	%
Segment
Multi-family Mortgage Banking	$453,281	2%	$428,299	2%	$411,097	2%
Mortgage Warehousing	5,842,489	31%	5,626,055	31%	4,522,175	27%
Banking	12,035,581	65%	11,885,484	65%	11,760,943	69%
Other	321,625	2%	272,584	2%	258,301	2%
Total	$18,652,976	100%	$18,212,422	100%	$16,952,516	100%

	Gain on Sale of Loans			Gain on Sale of Loans
	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Loan Type
Multi-family	$15,302	$9,083	$8,616	$32,808	$23,897
Single-family	690	524	951	1,494	1,430
Small Business Association (SBA)	739	1,561	1,191	2,953	3,514
Total	$16,731	$11,168	$10,758	$37,255	$28,841

Supplemental Results

(Unaudited)

($ in thousands)

	Loans Receivable and Loans Held for Sale
	September 30,	June 30,	December 31,
	2024	2024	2023
Mortgage warehouse repurchase agreements	$1,213,429	$1,369,965	$752,468
Residential real estate (1)	1,317,234	1,345,656	1,324,305
Multi-family financing	4,456,129	4,160,420	4,006,160
Healthcare financing	1,733,674	2,495,910	2,356,689
Commercial and commercial real estate (2)(3)	1,548,689	1,566,809	1,643,081
Agricultural production and real estate	71,391	70,244	103,150
Consumer and margin loans	5,893	5,213	13,700
	10,346,439	11,014,217	10,199,553
Less: Allowance for credit losses on loans	84,549	81,028	71,752
Loans receivable	$10,261,890	$10,933,189	$10,127,801

Loans held for sale	3,808,234	3,483,076	3,144,756
Total loans, net of allowance	$14,070,124	$14,416,265	$13,272,557

(1)     Includes $1.2 billion, $1.2 billion and $1.2 billion of All-In-One © first-lien home equity lines of credit as of September 30, 2024, June 30, 2024 and December 31, 2023, respectively.

(2)     Includes $0.9 billion, $1.0 billion and $1.1 billion of revolving  lines of credit collateralized primarily by mortgage servicing rights as of September 30, 2024, June 30, 2024 and December 31, 2023, respectively.

(3)     Includes only $19.3 million, $6.8 million and $8.4 million of non-owner occupied commerical real estate as of September 30, 2024, June 30, 2024 and December 31, 2023, respectively.

	Loan Credit Risk Profile
	September 30, 2024		June 30, 2024		December 31, 2023
	Amount	%	Amount	%	Amount	%
Pass	$9,707,205	93.8%	$10,523,378	95.6%	$9,879,659	96.9%
Special mention	351,407	3.4%	244,000	2.2%	191,267	1.9%
Substandard	287,827	2.8%	246,839	2.2%	128,577	1.2%
Doubtful	—	—	—	—	50	—
Loans receivable	$10,346,439	100.0%	$11,014,217	100.0%	$10,199,553	100.0%
Charge-offs (year-to-date)	$6,437		$4,377		$9,791
Recoveries (year-to-date)	$23		$16		$41

	Nonperforming Loans
	September 30,	June 30,	December 31,
	2024	2024	2023
Nonaccrual loans	$210,811	$143,319	$73,847
90 days past due and still accruing	91	133	8,168
Total nonperforming loans	$210,902	$143,452	$82,015
Other real estate owned	$896	—	—
Total nonperforming assets	$211,798	$143,452	$82,015
Nonperforming loans to total loans	2.04%	1.30%	0.80%
Nonperforming assets to total assets	1.14%	0.79%	0.48%